Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of September 30, 2020 (unaudited)

($ in thousands, except per share amounts)

ASSETS
Interest receivable	$192
Dividend receivable	272
Unaffiliated investments (cost $12,478,753)	12,479,100
Other assets	149,746

Total assets	$12,629,310

LIABILITIES
Deferred and other tax liabilities	$190,086
Payable to directors, officers and employees	16,062
Payable to advisor	589
Other liabilities	8,210

Total liabilities	$214,947

Net assets	$12,414,363

Net assets consist of:
Total distributable earnings, net of deferred taxes	$12,414,363

Total net assets	$12,414,363

Shares outstanding	519,511,366
NAV per share	$23.90